Exhibit 99.1

FSP Galleria North Corp.

FSP Galleria North Corp. (the "Company") has continued its suspension of dividends for the third quarter of 2010, due to the fact that the Company’s property was vacated in its entirety at the end of 2009.

The Company’s property located in Dallas, Texas, was previously 100% leased to a single tenant, Tenet Hospitals Limited (“Tenet”). Tenet’s lease expired on December 31, 2009. In anticipation of this vacancy and the increasing possibility of a prolonged economic downturn, the Company’s Board of Directors reduced the amount of the dividend for calendar year 2009 in order to build up a larger reserve that may be allocated to fund operating expenses in the event that the Company’s property remains vacant for an extended period of time. The reserve may also be utilized to help with the capital costs to reposition the property from a single-tenant building to a multi-tenant building, if needed. In addition to the amount of money reserved by reducing the dividend in 2009 and 2010, the majority of the $4.8 million original Operating/Capital Reserve raised as part of the equity offering has not been spent and is still available to be allocated to the cost of leasing the Company’s property or to fund operating expenses.

As previously reported, the property is in terrific condition. During the quarter, management continued the physical work at the property to bolster the marketing effort. Specifically, we replaced the original cooling tower with a new cooling tower with enhanced capacity and efficiency that will be able to accommodate a larger number of prospective tenants with supplemental cooling needs. Management previously engaged an architect to assist with a repositioning of the building to make it attractive to a wider variety of prospective tenants. Management is planning to feature a large conference center and brand new fitness center that should be highly-desirable amenities within the building. During the fourth quarter of 2009, management successfully led the effort to cause the property to obtain LEED Gold Certification by the U.S. Green Building Council in the Leadership in Energy and Environmental Design for Existing Buildings: Operations & Maintenance.

In the effort to re-lease the property, management has been working aggressively with the local leasing team to find prospective tenants. The results have been encouraging as the property has witnessed numerous prospective tenant tours during the past nine months. The consistently positive feedback from the prospects in regards to the quality of the property has been encouraging, but no letters of intent or leases have been signed thus far. It has become evident that the property is very well positioned as compared to other existing buildings, but the property is competing primarily with potential build-to-suit projects for larger prospective users. As previously reported, management cannot predict how long it will take for market conditions to recover and, therefore, is unable to predict how long it will take to re-lease and to stabilize the property. Once the property is re-leased and stabilized with a longer-term, in-place rental income stream, it is management’s intention to consider a sale of the property. Any sale of the property in the future would be subject to a number of conditions, including a favorable sales market environment, compliance with any SEC requirements, tax considerations, approval by the Company’s Board of Directors and approval by a majority of the holders of the Company’s preferred stock.

The Company’s quarterly filing on Form 10-Q will be submitted to the SEC within approximately 45 days after the end of the quarter, and you will be able to access the document via the SEC’s website. To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001310157

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name: type FSP Galleria (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP Galleria North Corp. - Dividend Summary
QUARTER ENDING	DIVIDEND PER SHARE	TOTAL DIVIDENDS PAID	ANNUALIZED YIELD*
(10/14-12/31)
12/31/2004	$1,451	$1,247,860	6.7%
03/31/2005	$1,909	$1,641,740	7.6%
06/30/2005	$1,907	$1,640,020	7.6%
09/30/2005	$1,908	$1,640,880	7.6%
12/31/2005	$1,926	$1,656,360	7.7%
03/31/2006	$1,986	$1,707,960	7.9%
06/30/2006	$1,979	$1,701,940	7.9%
09/30/2006	$2,000	$1,720,000	8.0%
12/31/2006	$1,954	$1,680,440	7.8%
03/31/2007	$1,965	$1,689,900	7.9%
06/30/2007	$1,943	$1,670,980	7.8%
09/30/2007	$1,942	$1,670,120	7.7%
12/31/2007	$1,995	$1,715,700	7.9%
03/31/2008	$1,947	$1,674,420	7.8%
06/30/2008	$1,919	$1,650,340	7.7%
09/30/2008	$1,860	$1,599,600	7.4%
12/31/2008	$1,744	$1,499,840	7.0%
03/31/2009	$1,395	$1,199,700	5.6%
06/30/2009	$1,395	$1,199,700	5.6%
09/30/2009	$1,395	$1,199,700	5.6%
12/31/2009	- 0 -	- 0 -	0.0%
03/31/2010	- 0 -	- 0 -	0.0%
06/30/2010	- 0 -	- 0 -	0.0%
09/30/2010	- 0 -	- 0 -	0.0%

*Yield based on original offering amount of $86,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.